Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of William McWhirter,
Senior Vice President and Chief Financial Officer
October 29, 2009

Thank you Steve and good morning everyone!

My comments relate primarily to the third quarter of 2009. We will file our Form 10-Q this morning.

For the third quarter of 2009, we reported earnings of $0.29 per diluted share. This compares with $1.09 per share in the same quarter of 2008. Revenues for the third quarter of 2009 were $557 million.

Rail Group
Moving to our Rail Group.
Revenues for this group decreased on a quarter-over-quarter basis by 78% to $166 million.
Margin results for the Rail Group were a loss of 7.2%.

Looking forward, we anticipate that the Rail Group will report an operating loss of between $9 and $12 million for the fourth quarter of 2009. This projection reflects the lower pricing environment and the number of cars to be shipped during the period.

The Rail Group backlog as of September 30, 2009 consisted of approximately 3,160 railcars, with an estimated sales value of $264 million.

Leasing and Management Services Group
Our Railcar Leasing and Management Services Group reported revenues of $82 million compared with $207 million in the same quarter of 2008. Operating profit for the third quarter was $30 million. The decline in third quarter revenue and operating profit resulted from a significant decrease in the number of railcars sold from the fleet during the third quarter of 2009.

For 2009, we anticipate approximately $175 — 200 million in net fleet additions.
This level of investment compares with $940 million in net fleet additions during 2008.

Inland Barge Group
Now turning to our Inland Barge Group.

The Inland Barge Group’s third quarter performance was once again strong, with revenues of $114 million and operating profit of $26.7 million. This group received sufficient orders in the third quarter to maintain a backlog consistent with that of the second quarter. At September 30, 2009, the barge backlog totaled approximately $350 million.

We anticipate Inland Barge revenues of between $110 and $120 million in the fourth quarter. The operating profit margin for this group is expected to range between 18% and 20% for the same period.
Energy Equipment Group
Now moving to the Energy Equipment Group.

During the third quarter, this group’s revenues declined quarter-over-quarter by 28% to $133 million. Operating profits were $16.2 million with an operating profit margin of 12.2%. The backlog for the wind tower business remains healthy at $1.1 billion as of September 30, 2009. Revenues for this group are expected to be approximately $115 million in the fourth quarter. Margins are anticipated to decline to between 10% and 12% in the fourth quarter as we manufacture less profitable orders from our backlog.

Construction Products Group
Revenues for our Construction Products Group declined 27% compared to the same quarter of the previous year due to the overall slowdown in infrastructure spending during the third quarter. This group recorded operating profits of $13.1 million with a margin of 9.0%. Unfortunately, the weather has not been construction friendly thus far in the 4th quarter.

Consolidated
Moving to our consolidated expectations.

For 2009, we expect non-leasing capital expenditures of between $50 and $55 million. This compares to $132 million in 2008.

During the fourth quarter, we expect to eliminate approximately $70 million in revenue and between $1 and $2 million in operating profit as we build railcars for our lease fleet.

We anticipate earnings per share for the company to range between 8 and 13 cents per diluted share in the fourth quarter.

Our current cash balance of $545 million places the company in a strong position. The relatively small loss in our rail business was more than offset by the positive results produced by our other business lines. Prudent deployment of cash will be key as we navigate through the economic uncertainty. We are staying focused on finding growth opportunities and managing our overall liquidity.

At this time, I will turn the presentation back to James for the question and answer session.